Exhibit (l)(12)

ARTISAN PARTNERS FUNDS, INC.

Form of Subscription Agreement

1. Subscription for Shares. The undersigned agrees to purchase from Artisan Partners Funds, Inc. (“Artisan Partners Funds”) 1,000 Investor Shares of the series designated Artisan Select Equity Fund (the “Fund”) for a price of $10.00 per share, 25,000 Advisor Shares of the Fund for a price of $10.00 per share and 100,000 Institutional Shares of the Fund for a price of $10.00 per share, on the terms and conditions set forth herein and in the prospectus described below, and agrees to tender $1,260,000 in payment therefor at such time as the board of directors or the president of Artisan Partners Funds determines.

The undersigned understands that Artisan Partners Funds has filed an amendment to its registration statement with the Securities and Exchange Commission (No. 33-88316) on Form N-1A, which contains the prospectus describing the Fund and the shares, and acknowledges receipt of a copy of the prospectus.

The undersigned recognizes that the Fund will not be fully operational until it commences a public offering of its shares. Accordingly, a number of features of the Fund described in the prospectus, including, without limitation, redemption of shares upon request of shareholders, will not be available until the Fund commences a public offering of its shares.

2. Representations and Warranties. The undersigned represents and warrants as follows:

(a) It is aware that no federal or state agency has made any finding or determination as to the fairness for investment, nor any recommendation nor endorsement, of the shares;

(b) It has such knowledge and experience of financial and business matters as will enable it to utilize the information made available to it in connection with the offering of the shares to evaluate the merits and risks of the prospective investment and to make an informed investment decision;

(c) It recognizes that the Fund has no financial or operating history and, further, that investment in the Fund involves certain risks, and it has taken full cognizance of and understands all of the risks related to the purchase of the shares and it acknowledges that it has suitable financial resources and anticipated income to bear the economic risks of such an investment;

(d) It is purchasing the shares for its own account, for investment, and not with any intention of redemption, distribution, or resale of the shares, either in whole or in part;

(e) It will not sell the shares purchased by it without registration of them under the Securities Act of 1933 or exemption therefore;

(f) It has been furnished with and has read this agreement, the prospectus and such other documents relating to the Fund as it has requested and as have been provided to it by Artisan Partners Funds;

(g) It also has had the opportunity to ask questions of, and receive answers from, officers of Artisan Partners Funds concerning the Fund and the terms of the offering;

(h) It is a limited partnership duly organized and validly existing under the laws of the State of Delaware;

(i) It has all requisite power and authority to execute and deliver this Subscription Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby; and

Exhibit (l)(12)

(j) It has taken all necessary partnership action to authorize the execution, delivery and performance of this Subscription Agreement and the transactions contemplated hereby.

3. Rejection of Subscriptions. The undersigned recognizes that Artisan Partners Funds reserves the right to reject or limit any subscription.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 28th day of February 2020.

ARTISAN PARTNERS LIMITED PARTNERSHIP

By:	/s/ Sarah A. Johnson
Sarah A. Johnson
Vice President and Secretary

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